Exhibit 99.1

Ideal Power Reports Second Quarter 2024 Financial Results

AUSTIN, TX – August 14, 2024 -- Ideal Power Inc. (Nasdaq: IPWR) (“Ideal Power,” the “Company,” “we,” “us” or “our”), pioneering the development and commercialization of the highly efficient and broadly patented B-TRAN™ bidirectional semiconductor power switch, reports results for its second quarter ended June 30, 2024.

“Our B-TRAN™ commercial progress continued with several significant developments over the last three months. We are now collaborating with a third global automaker and achieved two more of our 2024 milestones with the addition of a second global distributor and the qualification of a second high volume production fab. We are pleased to see multiple large companies in our test and evaluation program advancing to place initial orders,” said Dan Brdar, President and Chief Executive Officer of Ideal Power. “We remain on track to achieve our 2024 milestones and look forward to more commercial announcements in the coming months."

Key Second Quarter and Recent Business Highlights

Execution to our B-TRAN™ commercial roadmap continues, including:

●	Collaborating with a third global automaker. This auto OEM is evaluating B-TRAN™-enabled contactors as a potential replacement for electromechanical contactors in its electric vehicles.

●	Finalizing a distribution agreement with a second global distributor with particular strength in Asia. This distributor is already placing orders with us.

●

Qualified a second wafer fabrication supplier with high-volume production capability. With the addition of this European partner, we are dual sourced for wafer fabrication in different parts of the world with ample capacity to support anticipated customer demand over the next few years.

●

Secured orders for B-TRAN™ devices and circuit breaker evaluation boards from a global leader in power semiconductor and power electronics solutions in connection with its launch of a multi-year DC power distribution system program. This global leader presents multiple opportunities for us as it addresses several of our target industrial markets: solid-state circuit breakers (“SSCB”) for industrial facilities and electric utility grid infrastructure and renewable energy.

●

Secured an order for B-TRAN™ devices for evaluation in solar inverter applications from a top 10 global provider of power conversion solutions to the solar industry. This customer is a previously announced participant in our B-TRAN™ test and evaluation program.

●

Secured an order for SymCool® power modules and drivers from a Forbes Global 500 power management market leader initially in our B-TRAN™ test and evaluation program. This global power management market leader is evaluating SymCool® against IGBT modules for use in SSCB applications.

●	Added a global leader in circuit protection, industrial fuses and power conversion technology with over a billion in annual sales to the roster of the B-TRAN™ test and evaluation program.

●

Based on the results of testing, we increased the current rating of our SymCool® power module from 160A to 200A, a 25% increase. In conjunction with a power module size reduction of approximately 50%, this results in a dramatic increase in power density for the SymCool® power module.

●

B-TRAN™ Patent Estate: Currently at 87 issued B-TRAN™ patents with 40 of those issued outside of the United States and 45 pending B-TRAN™ patents. Current geographic coverage includes North America, China, Japan, South Korea, India, and Europe, with pending coverage in Taiwan.

Second Quarter 2024 Financial Results

●	Cash used in operating and investing activities in the second quarter of 2024 was $2.2 million compared to $1.8 million in the second quarter of 2023.

●	Cash used in operating and investing and activities in the first half of 2024 was $4.2 million compared to $3.7 million in the first half of 2023.

●

Raised $15.7 million in net proceeds from a public offering. Received net proceeds of $13.7 million upon initial closing in March 2024 followed by net proceeds of $2.0 million from the exercise of the underwriter’s overallotment option in April 2024.

●	Cash and cash equivalents totaled $20.1 million at June 30, 2024.

●	No long-term debt was outstanding at June 30, 2024.

●	Commercial revenue was $1,331 in the second quarter of 2024.

●	Operating expenses in the second quarter of 2024 were $2.9 million compared to $2.4 million in the second quarter of 2023 driven primarily by higher research and development spending.

●	Net loss in the second quarter of 2024 was $2.7 million compared to $2.3 million in the second quarter of 2023.

2024 Milestones

For 2024, the Company has set or achieved the following milestones:

✔	Successfully completed Phase II of development program with Stellantis

●	Secure Phase III of development program with Stellantis

✔	Complete qualification of second high-volume production fab

●	Convert large OEMs in our test and evaluation program to design wins/custom development agreements

✔	Add distributors for SymCool® products

●	Initial sales of SymCool® IQ intelligent power module

●	Begin third-party automotive qualification testing

Conference Call and Webcast: Second Quarter 2024

To access the call, please use the following information:

Date:	Wednesday, August 14, 2024
Time:	10:00 AM ET
Toll-free dial-in number:	877-545-0523
International dial-in number:	973-528-0016
Participant Access Code:	861514

Please call the conference telephone number 5-10 minutes prior to the start time to ensure a proper connection. An operator will register your name and organization.

The conference call will be webcast live and available for replay on the Company’s investor relations website under the Events tab HERE.

An audio replay of the conference call will be available one hour after the live call until Midnight on August 28, 2024.

Toll Free Replay Number:	877-481-4010
International Replay Number:	919-882-2331
Replay ID:	50982

Upcoming Investor Conference

LD Micro 17th Annual Main Event Conference in Los Angeles on October 29, 2024

Ideal Power plans to present and participate in one-on-one meetings at the LD Micro Conference in Los Angeles on October 29. Conference attendees are encouraged to register and request a one-on-one in-person meeting with Ideal Power management by email to LD Micro at dean@ldmicro.com.

The live, interactive webcast at the LD Micro Conference is October 29 at 11:00 AM PT and will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing when it is available.

About Ideal Power Inc.

Ideal Power (NASDAQ: IPWR) is pioneering the development and commercialization of its broadly patented bidirectional semiconductor power switch, creating highly efficient and ecofriendly energy control solutions for electric vehicle, electric vehicle charging, renewable energy, energy storage, UPS/data center, solid-state circuit breaker and other industrial and military applications. The Company is focused on its patented Bidirectional, Bipolar Junction Transistor (B-TRAN™) semiconductor technology. B-TRAN™ is a unique double-sided bidirectional AC switch that delivers substantial performance improvements over today’s conventional power semiconductors. Ideal Power’s B-TRAN™ can reduce conduction and switching losses, complexity of thermal management and operating cost in AC power switching and control circuitry. For more information, visit the Company’s website at www.IdealPower.com, on LinkedIn, on Twitter, and on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Such forward-looking statements include, but are not limited to, statements regarding us remaining on track to achieve our 2024 milestones and looking forward to more commercial announcements in the coming months as well as our statement that our wafer fabrication suppliers have ample capacity to support anticipated customer demand for our products over the next few years. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the success of our B-TRAN™ technology, including whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, our inability to predict with precision or certainty the pace and timing of development and commercialization of our B-TRAN™ technology, including the timing of the completion of our wafer fabrication runs with our semiconductor fabrications partners, the rate and degree of market acceptance for our B-TRAN™, the impact of global health pandemics on our business, supply chain disruptions, and the expected performance of future products incorporating our B-TRAN™, and uncertainties set forth in our quarterly, annual and other reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements, except as required by applicable law.

Ideal Power Investor Relations Contact

Jeff Christensen
Darrow Associates Investor Relations
jchristensen@darrowir.com

703-297-6917

IDEAL POWER INC.
Balance Sheets
(unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$20,064,897	$8,474,835
Accounts receivable, net	1,331	70,000
Inventory	79,662	81,450
Prepayments and other current assets	317,190	482,890
Total current assets	20,463,080	9,109,175

Property and equipment, net	351,533	359,225
Intangible assets, net	2,586,359	2,580,066
Right of use asset	-	186,570
Other assets	18,727	13,034
Total assets	$23,419,699	$12,248,070

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$230,634	$405,098
Accrued expenses	649,186	455,112
Current portion of lease liability	-	70,683
Total current liabilities	879,820	930,893

Long-term lease liability	-	132,304
Other long-term liabilities	1,066,274	1,125,173
Total liabilities	1,946,094	2,188,370

Stockholders’ equity:
Common stock	7,695	5,998
Additional paid-in capital	123,660,261	107,116,362
Treasury stock	(13,210)	(13,210)
Accumulated deficit	(102,181,141)	(97,049,450)
Total stockholders’ equity	21,473,605	10,059,700
Total liabilities and stockholders’ equity	$23,419,699	$12,248,070

IDEAL POWER INC.
Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Commercial revenue	$1,331	$98,443	$80,070	$98,443
Grant revenue	-	36,724	-	37,388
Total revenue	1,331	135,167	80,070	135,831

Cost of commercial revenue	17,474	74,013	85,972	74,013
Cost of grant revenue	-	36,724	-	37,388
Total cost of revenue	17,474	110,737	85,972	111,401

Gross profit	(16,143)	24,430	(5,902)	24,430

Operating expenses:
Research and development	1,562,747	1,206,688	2,929,640	2,646,716
General and administrative	947,384	933,993	1,801,072	1,828,926
Sales and marketing	359,739	271,900	676,350	576,226
Total operating expenses	2,869,870	2,412,581	5,407,062	5,051,868

Loss from operations	(2,886,013)	(2,388,151)	(5,412,964)	(5,027,438)

Interest income, net	223,948	108,345	281,273	219,647

Net loss	$(2,662,065)	$(2,279,806)	$(5,131,691)	$(4,807,791)

Net loss per share – basic and fully diluted	$(0.31)	$(0.37)	$(0.69)	$(0.78)

Weighted average number of shares outstanding – basic and fully diluted	8,514,581	6,185,397	7,417,260	6,181,972

IDEAL POWER INC.
Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net Loss	$(5,131,691)	(4,807,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	163,871	121,423
Amortization of right of use asset	34,948	30,590
Write-off of capitalized patents	62,073	-
Write-off of fixed assets	14,459	-
Gain on lease termination	(15,319)	-
Stock-based compensation	745,600	1,233,207
Decrease (increase) in operating assets:
Accounts receivable	68,669	(137,388)
Inventory	1,788	-
Prepaid expenses and other current assets	160,007	(49,065)
Increase (decrease) in operating liabilities:
Accounts payable	(174,464)	(18,493)
Accrued expenses and other liabilities	135,175	250,414
Lease liability	(36,046)	(31,389)
Net cash used in operating activities	(3,970,930)	(3,408,492)

Cash flows from investing activities:
Purchase of property and equipment	(64,036)	(114,025)
Acquisition of intangible assets	(174,968)	(139,838)
Net cash used in investing activities	(239,004)	(253,863)

Cash flows from financing activities:
Net proceeds from issuance of common stock and pre-funded warrants	15,724,818	-
Exercise of options	86,757	-
Payment of taxes related to restricted stock unit vesting	(11,579)	-
Net cash provided by financing activities	15,799,996	-

Net Increase (decrease) in cash and cash equivalents	11,590,062	(3,662,355)
Cash and cash equivalents at beginning of period	8,474,835	16,345,623
Cash and cash equivalents at end of the period	$20,064,897	$12,683,268